Exhibit 10.4

198 Inverness Drive West Englewood, CO 80112
December 19, 2005
Mr. Robert M. Neumeister, Jr.
c/o Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Re:	Payment Made in Cancellation of Certain Payments due under the Retirement and General Release Agreement
     This Letter Agreement confirms the understanding reached between you and Dex Media, Inc., a Delaware corporation (together with any successor thereto, the “Company”) in consideration for the cancellation of certain payments due to you under Section 3.2 of that certain Retirement and General Release Agreement, made and entered into as of October 5, 2005, by and between the Company and you (the “Retirement Agreement”). This Letter Agreement is intended to comply in good faith with Section 409A of the Internal Revenue Code and the regulations and other Treasury Department guidance promulgated thereunder (including, without limitation, the transition rules set forth in the Preamble to Prop. Treas. Reg. Section 1.409A and IRS Notice 2005-1).
     You hereby acknowledge and agree that payment by the Company to you of a lump sum amount equal to $1,096,875 on or before December 31, 2005 (the “Payment”) shall fully satisfy any and all obligations of the Company to you pursuant to Section 3.2 of the Retirement Agreement and the Company shall have no further obligations to you pursuant to Section 3.2 of the Retirement Agreement and no further obligations to make any severance payments to you pursuant to the Retirement Agreement or otherwise.
     You and the Company hereby acknowledge and agree that, except for the cancellation of the Company’s obligations under Section 3.2 of the Retirement Agreement as provided herein, the Retirement Agreement shall remain in full force and effect, including, but not limited to, Article 4 (Release) and the Payment shall be considered among the covenants undertaken by the Company in exchange for such release.
     You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Letter Agreement.
[signature page follows]

     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,

/s/ SCOTT BONTEMPO

Name: Scott Bontempo
Title: Senior Vice President - Human Resources

Agreed and Accepted:

/s/ ROBERT M. NEUMEISTER, JR.

Robert M. Neumeister, Jr.